Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:                             Media Relations:
David Castaneda                                Susan Roush
262-377-2445                                        818-222-8330

RECOVERY ENERGY ANNOUNCES 2011 FINANCIAL RESULTS

MARCH 20, 2012 – Denver, CO –  Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, reported its financial results for the year ended December 31, 2011.

“In 2011, we undertook extensive geological mapping and 3D seismic review of our current 130,000 net, 140,000 gross acres leasehold in the DJ Basin. Our team has identified more than 85 conventional vertical drilling locations in the ‘J’ and Wykert sandstones, and upwards of 170 unconventional multi-horizon horizontal drilling locations. In addition to Niobrara Oil Shale, other targets include the Codell Sandstone, Greenhorn Limestone, Permian, and Pennsylvanian/Mississipian horizons,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “Looking ahead, we expect to initiate a 12- to 16-well conventional drilling program on four to six prospect areas. We will utilize cash flow to continue to drill, hold acreage, and increase production and proved reserves on our extensive acreage positions.”

2011 Financial Results

For the year ended December 31, 2011 the Company reported oil and gas revenues of $7.7 million compared to $9.6 million in 2010, a 20% decrease. Net loss for the year was $18.8 million compared to a net loss of $19.7 million in 2010, a 5% decrease. EBITDAX for the year ended 2011 was $1.5 million compared to $6.0 million in 2010.

The net loss for the year ended 2011 includes interest expense of $8.2 million, amortization of stock issued for services and share based compensation of $6.6 million, depreciation, depletion and amortization of  $4.3 million, debt inducement expense of $2.8 million, impairment of assets of $2.8 million, and non-cash income from changes in the values of derivatives of $4.4 million.  The calculation of EBITDAX excludes these non-cash items and is not a measure of financial performance under GAAP, as described below.

The Company's production volume on a BOE basis decreased 40% to 81,433 BOE during 2011 from 134,000 BOE in 2010. This decrease is primarily attributable to natural production declines related to existing oil properties. The reduction in production volumes was partially offset by price increases during 2011. The Company’s average oil price increased to $87.70 per barrel in 2011, compared to $71.08 per barrel in 2010, a 23% increase. A decrease in oil production was also partially offset by an increase in production of natural gas. Natural gas production increased from 14,914 MCF in 2010 to 115,583 Mcf in 2011.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 140,000 gross, 130,000 net acres. Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various hydrocarbon bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.

FINANCIAL TABLES FOLLOW

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$2,707,722	$5,528,744
Restricted cash	932,165	1,150,541
Accounts receivable	2,227,466	857,554
Prepaid assets	75,376	27,772
Total current assets	5,942,729	7,564,611
Oil and gas properties (full cost method), at cost:
Unevaluated properties	45,697,481	33,605,594
Evaluated properties	32,113,143	26,307,975
Wells in progress	6,425,509	1,219,397
Total oil and gas properties, at cost	84,236,133	61,132,966
Less accumulated depreciation, depletion and amortization	(12,099,098)	(5,008,606)
Net oil and gas properties, at cost	72,137,035	56,124,360

Other assets:
Office equipment, net	106,286	56,236
Prepaid advisory fees	574,160	979,449
Deferred financing costs	2,341,595	3,211,566
Restricted cash and deposits	186,055	185,707
Total other assets	3,208,096	4,432,958
Total Assets	$81,287,860	$68,121,929

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,050,768	$968,295
Commodity price derivative liability	75,609	398,840
Related party payable	16,475	11,638
Accrued expenses	1,354,204	1,540,592
Short-term note	1,150,967	208,881
Total current liabilities	4,648,023	3,128,246

Asset retirement obligation	612,874	507,280
Term-note payable	20,129,670	20,229,801
Convertible notes payable, net of discount	4,929,068	-
Convertible notes conversion derivative liability	1,300,000	-
Total long-term liabilities	26,971,612	20,737,081
Total liabilities	31,619,635	23,865,327

Commitments and contingencies	-	-
Preferred stock, 10,000,000 authorized, none issued and outstanding as of December 31, 2011 and 2010.	-	-
Common stock subject to redemption rights, $0.0001 par value; 0 and 10,625 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	-	86,257
Common Stock, $0.0001 par value: 100,000,000 shares authorized; 17,436,825 and 14,453,592 shares issued and outstanding (excluding 0 and 10,625 shares subject to redemption) as of December 31, 2011 and December 31, 2010, respectively	1,744	1,445
Additional paid-in capital	118,146,119	93,819,314
Accumulated deficit	(68,479,638)	(49,650,414)
Total shareholders' equity	49,668,225	44,170,345
Total liabilities and shareholders' equity	$81,287,860	$68,121,929

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year	Year
	Ended December 31, 2011	Ended December 31, 2010
Revenues:
Oil sales	$7,148,110	$9,504,737
Gas sales	547,190	68,075
Operating fees	117,360	13,487
Realized gain on price hedges	625,043	570,233
Unrealized losses price hedges	(75,609)	(398,840)
Total revenues	8,362,094	9,757,692

Costs and expenses:
Production costs	1,514,784	862,042
Production taxes	838,714	1,056,244
General and administrative (includes non-cash consideration of $6,656,152 and $13,097,346, for the periods ended December 31, 2011 and 2010)	10,544,347	15,530,248
Depreciation, depletion, accretion, and amortization	4,347,117	5,036,648
Impairment of evaluated properties	2,821,176	-
Bad debt expense	-	400,000
Total costs and expenses	20,066,138	22,885,182
Loss from operations	(11,704,044)	(13,127,490)
Other income	71,253	-
Convertible notes conversion derivative gain	3,821,792	-
Interest expense (includes non-cash interest expense of $4,993,997 and $3,989,649 for the periods ended December 31, 2011 and 2010)	(8,218,225)	(6,640,209)
Unrealized gain on lock-up	-	28,666
Debt inducement expense	(2,800,000)	-
Net loss	$(18,829,224)	$(19,739,033)
Earnings per common share
Basic and diluted	$(1)	$(2)
Weighted average shares outstanding:
Basic and diluted	15,543,758	9,167,803

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year
	Ended	Ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net loss	$(18,829,224)	$(19,739,033)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of evaluated properties	2,821,176	-
Debt inducement and warrant modification expense	2,800,000	2,953,450
Common stock issued for convertible note interest	559,873	-
Bad debt expense	-	400,000
Common stock for services and compensation	6,566,152	8,701,263
Changes in the fair value of commodity price derivatives	(549,434)	398,840
Compensation expense recognized for assignment of overrides	-	1,578,080
Amortization of deferred financing costs	4,446,911	3,989,649
Change in fair value of convertible notes conversion derivative	(3,821,792)	-
Depreciation, depletion, and amortization	4,347,117	5,036,648
Changes in operating assets and liabilities:
Accounts receivable	73,940	(757,554)
Restricted cash	218,376	(1,129,665)
Other assets	39,451	(34,066)
Accounts payable and other accrued expenses	757,207	2,361,082
Net cash provided by (used in) operating activities	(570,247)	3,758,694

Cash flows from investing activities:
Additions of evaluated properties and equipment (net of purchase price adjustment)	-	(25,580,793)
Acquisition of unevaluated properties	(9,433,073)	(18,560,412)
Drilling capital expenditures	(7,017,523)	(4,637,111)
Sale of unevaluated property interests	3,000,000	2,000,000
Sale of drilling rigs	-	100,000
Additions of office equipment	(83,727)	(55,767)
Proceeds from hedge settlement	226,203	-
Investment in operating bonds	(348)	(75,675)
Net cash provided by (used in) investing activities	(13,308,468)	(46,809,758)

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

Cash flows from financing activities:
Proceeds from sale of common stock, units and exercise of warrants	2,129,870	28,132,727
Proceeds from debt	9,411,596	28,500,000
Common stock issuable	-	(100,000)
Payment of debt	(483,774)	(8,061,319)
Net cash provided by (used in) financing activities	11,057,692	48,471,408

Net increase in cash and cash equivalents	(2,821,023)	5,420,344
Cash and cash equivalents, beginning of period	5,528,744	108,400
Cash and cash equivalents, end of period	$2,707,722	$5,528,744

EBITDAX

"EBITDAX" means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, share based compensation, and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Recovery Energy's management team and by other users of its financial statements to analyze such things as:

•	Recovery Energy's operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company's assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Recovery Energy's ability to generate cash sufficient to pay interest costs, support its indebtedness; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company's performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company's statements of cash flows.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

EBITDAX (continued)

Recovery Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company's computations of EBITDAX. While  Recovery Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Recovery Energy believes that EBITDAX assists its lenders and investors in comparing a company's performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Recovery Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company may, at some point, be required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Recovery Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company's net (loss) to its EBITDAX for December 31, 2011 and December 31, 2010:

RECOVERY ENERGY, INC.
Reconciliation of Net loss to EBITDAX

	Year	Year
	Ended December 31, 2011	Ended December 31, 2010
Net Loss	$(18,829,224)	$(19,739,033)

Interest expense (1)	8,218,225	6,640,209
Depreciation, depletion, amortization	4,347,117	5,036,648
Debt inducement and warrant modification expense	2,800,000	2,953,450
Changes in the fair value of commodity price derivatives	(549,434)	398,840
Change in fair value of convertible notes conversion derivative	(3,821,792)	-
Compensation expense recognized for assignment of overrides	-	1,578,080
Impairment of assets	2,821,176	-
Bad Debt	-	400,000
Amortization of stock issued for services and share based compensation	6,566,152	8,701,263
EBITDAX	$1,552,220	$5,969,457

(1) Interest expense for the years ending December 31, 2011 and December 31, 2010 include non-cash items for both interest paid by common stock, of approximately $547,000 and $0, and non-cash items for amortization of deferred financing costs, of approximately $4,447,000 and $3,990,000, respectively.